Exhibit 10.1

EXECUTION COPY

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of August 26, 2013, by and between Celator Pharmaceuticals, Inc. (the “Company”), a Delaware corporation with offices at 200 PrincetonSouth Corporate Center, Suite 180, Ewing, NJ 08628, and Scott T. Jackson, an individual residing at 535 Heron Court, Harleysville, PA 19438 (the “Executive”) (the Company and the Executive, together, the “Parties”).

Recitals:

The Executive has been employed by the Company pursuant to a letter agreement dated as of September 20, 2007, as amended (the “Prior Agreement”). The Parties desire to enter into this Agreement to provide for the continued employment of the Executive by the Company and for certain other matters in connection with such employment, all as set forth more fully in this Agreement.

In consideration of the mutual promises, covenants, and conditions set forth in this Agreement, the Parties agree as follows:

Section 1.	EMPLOYMENT POSITION, DUTIES AND RESPONSIBILITIES

a. Position. The Company wishes to continue to employ the Executive as the Chief Executive Officer (“CEO”) of the Company, and the Executive hereby agrees to continue in the position of CEO for the Term of this Agreement. In this role, the Executive shall have general overall authority and responsibility for the day-to-day management of the Company’s business affairs in furtherance of the strategic policies adopted by the Company’s Board of Directors (the “Board”) relating to the Company’s business operations, financial objectives and market growth. The Executive shall also perform those additional duties and responsibilities as shall be assigned to the Executive by the Board and that are consistent with the Executive’s position as CEO.

b. The Executive’s Commitment. The Executive shall consider his employment by the Company as his principal employment, shall devote his full working time and attention to his duties and responsibilities under this Agreement, and shall perform those duties and responsibilities to the best of his abilities. While subject to any provision of this Agreement, the Executive shall maintain loyalty to the Company and shall take no action that would directly or indirectly promote any competitor or injure the Company’s interests. Subject to the foregoing, the Executive may engage in other business and professional activities to the extent that they do not interfere with his obligations under this Agreement, provided that each of those activities is first disclosed to and approved by the Board. Schedule A to this Agreement contains a list of the other business and professional activities in which the Executive is currently engaged.

Section 2.	TERM AND TERMINATION OF EMPLOYMENT

a. Term. The Executive’s employment with the Company shall commence on the date of this Agreement and shall continue until terminated in accordance with Section 2b, 2c, 2d or 2e hereof (the “Term”).

b. Termination by the Company for “Reasonable Cause.” The Executive’s employment may be terminated by the Company at any time upon a showing of “Reasonable Cause.” “Reasonable Cause” shall be defined for the purposes of this Agreement as being any of the following:

(i) the Executive’s gross negligence or other misconduct that is materially injurious to the Company, monetarily or otherwise, including but not limited to any act or omission by the Executive of fraud, theft, dishonesty, embezzlement, falsification of records or moral turpitude;

(ii) the Executive’s willful violation of the Company’s bylaws, Code of Conduct or other Company policy that is materially detrimental to the Company’s best interest, after receiving at least thirty (30) days of advance written notice and a reasonable opportunity to cure of an equivalent time period;

(iii) the Executive’s intentional failure to perform any lawful duties assigned to him by the Board after receiving at least ten (10) days of advance written notice and the opportunity to cure to the satisfaction of the Board of an equivalent time period;

(iv) the commission by the Executive of any act that constitutes a felony under the laws of the United States or the State of the Company’s principal place of business; and

(v) any material breach by the Executive of Section 5, 6, 7, 8 or 11 of this Agreement.

Furthermore, the resignation by the Executive from his employment with the Company for any reason other than for Good Reason pursuant to and in accordance with the provisions of Section 2d shall be deemed to be a termination of the Executive’s employment for “Reasonable Cause” without any notice or other action on the part of the Company.

c. Termination Due to Death or Disability. The Executive’s employment hereunder shall terminate immediately upon the death or disability of the Executive. The Executive shall be deemed to be disabled if, in the reasonable judgment of the Board, the Executive is unable to perform the essential functions of his job with or without a reasonable accommodation for a period of at least one hundred twenty (120) consecutive days because of illness, incapacity or physical or mental disability.

d. Termination by the Executive for “Good Reason”. The Executive may resign from his employment with the Company for “Good Reason,” but only in accordance with the terms of this Section 2d. “Good Reason” shall be deemed to exist with respect to any termination by the Executive of his employment for any of the following reasons: (i) the relocation of the office of the Company at which the Executive is principally based to a location that is more than fifty (50) miles from the location of the Company’s office as of the date of this Agreement provided that such new location is more than fifty (50) miles from the location of the Executive’s primary residence as of the date of this Agreement; (ii) any failure by the Company to comply in all material respects with any material term of this Agreement; (iii) the demotion of the Executive to a lesser position than described in Section 1a hereof or a substantial diminution of the Executive’s authority, duties or responsibilities as in effect on the date of this Agreement; or (iv) a material diminution of the Executive’s Base Salary and benefits, in the aggregate, unless such reduction is part of a Company-wide reduction in compensation and/or benefits for all of its senior executives; provided, however, that “Good Reason” shall not include a termination of the Executive’s employment pursuant to Sections 2b or 2c hereof or, following a Change of Control (as defined in Section 4d below), a reduction in title, position, responsibilities or duties solely by virtue of the Company being acquired and made part of, or operated as a subsidiary or division of, a larger company or organization, so long as such new duties and responsibilities are reasonably commensurate with the Executive’s experience. The Executive may not resign with Good Reason pursuant to this Section 2d, and shall not be considered to have done so for any purpose of this Agreement, unless (A) the Executive, within sixty (60) days after the initial existence of the act or failure to act by the Company that constitutes “Good Reason” within the meaning of this Agreement, provides the Company with written notice that describes, in particular detail, the act or failure to act that the Executive believes to constitute “Good Reason” and identifies the particular clause of this Section 2d that the Executive contends is applicable to such act or failure to act; (B) the Company, within thirty (30) days after its receipt of such notice, fails or refuses to rescind such act or remedy such failure to act so as to eliminate “Good Reason” for the termination by the Executive of his employment relationship with the Company, and (C) the Executive actually resigns from his employment with the Company on or before that date that is six (6) calendar months after the initial existence of the act or failure to act by the Company that constitutes “Good Reason.” If the requirements of the preceding sentence are not fully satisfied on a timely basis, then the resignation by the Executive from his employment with the Company shall not be deemed to have been for “Good Reason,” the Executive shall not be entitled to any of the benefits to which he would have been entitled if he had resigned his employment with the Company for “Good Reason,” and the Company shall not be required to pay any amount that would otherwise have been due to the Executive under Section 4a had the Executive resigned with “Good Reason.”

e. Other Termination. The Executive’s employment may also be terminated by the Company for any reason other than as set forth in Section 2b, 2c or 2d, or upon the mutual written agreement of the Parties.

Section 3.	COMPENSATION, BENEFITS AND EXPENSES

a. Base Salary. The Company shall pay the Executive an annual gross base salary of $425,000 (the “Base Salary”), payable in accordance with the Company’s payroll practices in effect from time to time. This Base Salary shall be reflected on the first regularly-scheduled pay date following the Effective Date of this Agreement, retroactive to June 3, 2013. The Executive’s Base Salary will be reviewed annually following the Effective Date of this Agreement. At or about the time of such reviews, the Executive’s Base Salary may be adjusted upward or remain the same in the sole discretion of the Board.

b. Annual Bonus. The Executive shall be eligible to receive an annual bonus in an amount up to fifty percent (50%) of the Executive’s Base Salary, which bonus shall be prorated for 2013 based on the base salary payable under the Prior Agreement for the period January 1, 2013 through June 2, 2013 and the Base Salary payable under this Agreement from and after June 3, 2013. The amount of the annual bonus, if any, shall be determined by the Board in its sole discretion based upon achievement of corresponding annual goals; such annual goals shall be established by the Board no later than the end of each first calendar quarter during the Term after considering input from the Executive. The bonus shall be paid in a single lump sum within two and one-half (2  1/2) months after the close of each fiscal year.

c. Annual Equity Incentive Programs. The Executive shall be eligible to participate in equity incentive programs established by the Company from time to time to provide stock options and other equity-based incentives to key employees of the Company. All such stock options and other equity-based incentives shall be awarded in the discretion of the Board pursuant to the terms of the Company’s 2013 Equity Incentive Plan and/or such other plans as shall from time to time be established by the Company.

d. Participation in Employee Benefit Plans. The Executive may participate in and receive benefits under any and all Company-sponsored health and welfare benefit plans (including but not limited to group healthcare (medical, prescription, dental, life, accidental death and dismemberment, and disability insurance plans), and other benefit plans (including but not limited to 401(k)) that are offered to other key employees and officers of the Company, to the extent he is eligible thereunder and in accordance with all terms and conditions of such plans, policies and practices; provided, however, that the Executive may not unilaterally amend, or direct the amendment of, any change in any of the foregoing plans, policies or practices to enhance the benefits available under such plans, policies and practices in any way without the approval of the Board or its Compensation Committee.

e. Other Fringe Benefits. The Executive shall be entitled to participate in all other fringe benefit programs of the Company on the same terms and conditions as are accorded to other officers and key employees of the Company, including but not limited to paid time away from work for Company-observed holidays, sick days and bereavement in accordance with the provisions of the Company’s applicable policies and practices in effect from time to time.

f. Vacation. The Executive shall be entitled to twenty-five (25) days of paid vacation annually as of each January 1st during the Term of this Agreement, which days shall accrue and may be scheduled off in accordance with the Company’s vacation policy; provided, however, that the Executive may not carry forward more than five (5) unused vacation days into any future calendar year without the prior written approval of the Board, which approval shall not be unreasonably withheld; and further provided, however, that the Executive may not unilaterally amend, or direct the amendment of, any change in the Company’s vacation policy to enhance the benefits available under such policy in any way without the approval of the Board or its Compensation Committee.

g. Withholdings. The Company shall withhold from any amounts payable as compensation all federal, state, municipal income and employment taxes and other withholdings as are required by any law, regulation, or ruling.

h. Effect of Employment Termination on Payment of Base Salary and Benefits. The Executive’s Base Salary under this Section 3 shall terminate effective immediately on the date of the termination of the Executive’s employment by the Company, and all benefits shall terminate on that date or thereafter in accordance with the terms of the Company’s applicable benefit plans, policies and practices. Following the Executive’s employment termination, the Executive shall be entitled to severance pay and other benefits under Section 4 if and only to the extent such severance pay and other benefits are then payable in accordance with the terms and provisions of this Agreement.

i. Effect of Termination on Other Provisions. This Agreement shall continue in effect upon and after the termination of the Executive’s employment for any reason necessary to enforce the provisions of this Agreement that apply subsequent to any such termination, including any provisions relating to confidentiality, invention assignment, non-solicitation and non-competition.

j. Expense Reimbursement. The Company shall timely reimburse the Executive for all out-of-pocket expenses incurred in connection with the Company’s business and the Executive’s performance of his obligations under this Agreement in accordance with the Company’s expense reimbursement policies in effect from time to time. The Company shall also timely reimburse the Executive for his out-of-pocket legal fees and expenses of up to $7,500.00 for legal review of this Agreement.

Section 4.	PAYMENTS AND BENEFITS UPON TERMINATION

a. Payments and Benefits upon Termination by the Company for Reasonable Cause or by Executive for Reasons other than for Good Reason. If: (i) the Executive’s employment under this Agreement is terminated by the Company for Reasonable Cause pursuant to Section 2b; (ii) the Executive’s employment terminates pursuant to Section 2c due to his death or disability; or (iii) the Executive resigns from his employment without Good Reason, as defined within Section 2d, the Executive will receive payment for any and all unpaid Base Salary earned through the effective date of such termination or resignation and a lump sum amount equivalent to the full gross value of the Executive’s vacation remaining in his vacation bank upon the effective date of his termination, calculated and paid at the rate of his then-effective gross Base Salary, subject to all applicable income and employment taxes and other required and elected withholdings, as soon as required by law but in no event later than the first regularly-scheduled pay date after the Termination Date. Should the Executive’s employment terminate pursuant to Section 2b or 2c, or the Executive resigns from his employment without Good Reason, no severance or other unearned compensation shall be payable by the Company to the Executive, nor shall the Company be obligated to continue to reimburse the Executive for any medical or dental insurance benefits after the last day of the month in which the effective date of the Executive’s termination occurs.

b. Payments and Benefits upon Termination Other than Following a Change in Control. Subject to the satisfaction of the terms of Section 4d, if: (i) the Executive’s employment under this Agreement is terminated by the Company pursuant to Section 2e (i.e., other than a termination for Reasonable Cause pursuant to Section 2b or a termination upon death or disability pursuant to Section 2c), or (ii) the Executive resigns from his employment with Good Reason pursuant to Section 2d, the Executive shall be entitled to receive from the Company the following payments and benefits that will commence within sixty (60) days following the Executive’s effective date of termination: (A) a severance payment equal to the Executive’s annual gross Base Salary in effect at the time of his termination of employment, payable in installments on the Company’s regular established pay days through the date that is twelve (12) months after the Executive’s effective date of termination; (B) reimbursement of the Executive’s medical and dental insurance premiums for the Executive and his eligible dependents under the Company’s group insurance plans at the same level the Executive elected and as was in effect on the Executive’s effective termination date for a period of twelve (12) months after the Executive’s effective date of termination, upon presentation to the Company of documentation of payment of such healthcare continuation coverage premiums to the Company’s third party administrator and subject to earlier termination in the event of the Executive’s becoming eligible for the equivalent or greater coverage under another employer’s group health and welfare benefit plans; (C) reimbursement to the Executive of an amount not to exceed the total gross amount of $20,000 for customized executive outplacement and/or executive coaching or transition services with a provider of Executive’s choosing upon the Company’s receipt of documentation of the services provided and evidence of payment; and (D) a lump sum amount equivalent to the full gross value of the Executive’s vacation remaining in his vacation bank upon the effective date of his termination, calculated and paid at the rate of his then-effective gross Base Salary.

c. Payments and Benefits upon Termination Following a Change in Control. Subject to the satisfaction of the terms of Section 4d and the occurrence of a Change in Control, and in lieu of any amounts payable pursuant to Section 4(b), if: (i) the Executive’s employment under this Agreement is terminated by the Company pursuant to Section 2e (i.e., other than a termination for Reasonable Cause pursuant to Section 2b or a termination upon death or disability pursuant to Section 2c) within six (6) months following a Change in Control, or (ii) the Executive resigns from his employment with Good Reason pursuant to Section 2d within six (6) months following a Change in Control, the Executive shall be entitled to receive from the Company the following payments and benefits that will commence within sixty (60) days following the Executive’s effective date of termination: (A) a severance payment equal to the Executive’s annual gross Base Salary in effect at the time of his termination of employment, payable in one lump sum within ten (10) days after the closing of a Change of Control; (B) an amount equal to the projected total amount of the Executive’s annual target bonus for the calendar year in which the Executive’s employment termination occurs, payable in a single lump sum on the first regularly-scheduled pay date that occurs on or after sixty (60) calendar days following the Executive’s effective termination date; (C) reimbursement of the Executive’s medical and dental insurance premiums for the Executive and his eligible dependents under the Company’s group insurance plans at the same level the Executive elected and as was in effect on the Executive’s effective termination date for a period of twelve (12) months, upon presentation to the Company of documentation of payment of such healthcare continuation coverage premiums to the Company’s third party administrator and subject to earlier termination in the event of the Executive’s becoming eligible for equivalent or greater coverage under another employer’s group health and welfare benefit plans; (D) reimbursement to the Executive of an amount not to exceed the total gross amount of $20,000 for customized executive outplacement and/or executive coaching or transition services with a provider of the Executive’s choosing upon the Company’s receipt of documentation of the services provided and evidence of payment; and (E) a lump sum amount equivalent to the full gross value of the Executive’s vacation remaining in his vacation bank upon the effective date of his termination, calculated and paid at the rate of his then-effective gross Base Salary.

d. Execution of Release. The Executive shall not be entitled to any payments or benefits under Section 4b or 4c above unless the Executive timely executes, within forty-five (45) days after the effective date of the termination of the Executive’s employment, and does not revoke, a Separation Agreement and Release (the “Release Agreement”), including but not limited to the following terms:

(i) an unconditional and mutual release of all waivable rights to any claims, charges, complaints, grievances, whether known or unknown to the Executive against the Company, its affiliates and assigns, and whether known or unknown to the Company against the Executive, his heirs, executors, personal representatives, administrators, agents, and assigns, through the date of the Executive’s termination of employment other than post-termination payments and benefits pursuant to and in accordance with this Agreement and other earned compensation;

(ii) a representation and warranty that the Executive has not filed or assigned any claims, charges, complaints or grievances against the Company, its affiliates or assigns, except to the extent such representations and warranties are prohibited by law;

(iii) an agreement not to use, disclose or make copies of any confidential information of the Company, as well as to return any such confidential information and property to the Company and to maintain the confidentiality of the Release;

(iv) a mutual agreement for the Executive not to make any false or defamatory remarks regarding the Company or any of its directors and executive officers and for the Company and its directors and executive officers not to make any false or defamatory remarks about the Executive; and

(v) an agreement that the Release Agreement shall not be construed as an admission by the Company, by the Executive, or by any other release of any wrongdoing.

The Release Agreement shall not release the Executive from any of his obligations under this Agreement that survive the termination of the Executive’s employment by the Company. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release Agreement, directly or indirectly, result in the Executive designating the calendar year of payment, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

e. Definition of Change of Control. As used in this Agreement, the term “Change of Control” shall be defined to mean any of the following:

(i) any merger or consolidation in which voting securities of the Company possessing more than 50% of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the person holding those securities immediately prior to such transaction and the composition of the Board following such transaction is such that the directors of the Company prior to the transaction constitute less than 50% of the Board membership following the transaction; or

(ii) any acquisition, directly or indirectly, by a person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership of voting securities of the Company possessing more than 50% of the total combined voting power of the Company’s outstanding securities; provided, however, that, no Change of Control shall be deemed to occur by reason of the acquisition of shares of the Company’s capital stock by an investor or group of investors in the Company in a capital-raising transaction.

f. Salary Continuation. The salary continuation set forth in Section 4a above shall be intended either (i) to satisfy the safe harbor set forth in the regulations issued under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Treas. Regs. 1.409A-1(n)(2)(ii)) or (ii) be treated as a Short-term Deferral as that term is defined under Code section 409A (Treas. Regs. 1.409A-1(b)(4)). To the extent such continuation payments exceed the applicable safe harbor amount or do not constitute a Short-term Deferral, the excess amount shall be treated as deferred compensation under Code section 409A and as such shall be payable pursuant to the following schedule: such excess amount shall be paid via standard payroll in periodic installments in accordance with the Company’s usual practice for its senior executives. Notwithstanding anything herein to the contrary, (i) if at the time of the Executive’s termination of employment with the Company, the Executive is a “specified employee” as defined in Code section 409A, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Code section 409A, the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six months after the termination of the Executive’s employment with the Company (or the earliest date that is permitted under Code section 409A), and (ii) if any other payments of money or other benefits due to the Executive under this Agreement could cause the application of an accelerated or additional tax under Code section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Code section 409A, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner that is determined by the Board in consultation with the Company’s professional advisors not to cause such an accelerated or additional tax. In the event that payments under this Agreement are deferred pursuant to this Section 4e in order to prevent any accelerated or additional tax under Code section 409A, such payments shall be paid at the time specified in this Section 4e without any interest. The Company shall consult with the Executive in good faith regarding the implementation of this Section 4; provided, however, that none of the Company, its directors, officers, employees or advisors shall have any liability to the Executive with respect to this Section 4e.

g. Parachute Provisions. Notwithstanding anything herein to the contrary, in the event that the Executive receives any payments or distributions, whether payable, distributed or distributable pursuant to the terms of this Agreement or otherwise, that constitute “parachute payments” within the meaning of Section 280G of the Code, and the net after tax amount of the parachute payment is less than the net after-tax amount if the aggregate payment to be made to the Executive were three times the “base amount” (as defined in Section 280G(b)(3) of the Code), less $1.00, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times the Executive’s base amount, less $1.00. To the extent the aggregate of the amounts constituting the parachute payments are required to be so reduced, the amounts provided under this Agreement shall be reduced (if necessary, to zero) with amounts that are payable first reduced first; provided, however, that, in all events the payments provided under this Agreement which are not subject to Section 409A shall be reduced first. The determinations to be made with respect to this Section shall be made by a certified public accounting firm mutually agreed upon by the Executive and the Company.

Section 5.	CONFIDENTIALITY AND INVENTIONS

a. Confidential Information. “Confidential Information” means trade secrets, know-how and other information relating to the Company’s business and not generally available to the public that are or have been disclosed to the Executive or with which the Executive becomes or has become familiar as a result of his employment with the Company. Confidential Information includes, but is not limited to, information relating to the Company’s business practices and prospective business interests, products, processes, equipment, manufacturing, marketing programs, research, product development, engineering and intellectual property. At any time during or after the Executive’s term of employment, unless the Executive receives the Company’s prior written consent, the Executive agrees that he will not disclose, use, disseminate, lecture upon or publish any part of the Company’s Confidential Information, whether or not developed by the Executive, unless the same is already in the public domain not as a result of the Executive’s disclosure. Also, the Executive will have the same obligations with respect to the secret or confidential information of any other company or individual (including both the Company’s affiliates and third parties), to which the Executive gains or has gained access in connection with the Executive’s employment. The Executive agrees that he will not disclose to the Company or induce the Company to use any secret confidential information of others, including former employers, with whom the Executive has obligations of secrecy.

b. Inventions.

(i) For purposes of this Section 5b, the term “Inventions” collectively means any and all ideas, concepts, inventions, discoveries, developments, know how, structures, designs, formulas, algorithms, methods, products, processes, systems and technologies in any stage of development that are conceived, developed or reduced to practice by the Executive alone or with others during the Term of this Agreement and any and all patents, patents pending, copyrights, moral rights, trademarks and any other intellectual property rights therein; and any and all improvements, modifications, derivative works from, other rights in and claims related to any of the foregoing under the laws of any jurisdiction.

(ii) The Executive agrees to disclose promptly to the Company all ideas and inventions that the Executive believes or should believe to be Inventions along with all relevant records thereof. The Executive hereby assigns and transfers to the Company, without further consideration, the Executive’s entire right, title and interest (throughout the United States and Canada and in all other countries and jurisdictions), free and clear of all liens and encumbrances, in all and to all Inventions. Such Inventions shall be the sole property of the Company, whether or not copyrightable or patentable or in a commercial stage of development. In addition the Executive agrees to maintain adequate current written records on the development of all Inventions, which shall also remain the sole property of the Company.

(iii) In the event any Invention shall be deemed by the Company to be copyrightable or patentable or otherwise registrable, the Executive will assist the Company in obtaining and maintaining letters patent or other applicable registrations and in vesting the Company with full title. Should the Company be unable to secure the Executive’s signature on any document necessary to apply for, prosecute, obtain, or enforce any patent, copyright or other right or protection relating to any Invention, due to the Executive’s incapacity or any other cause, the Executive hereby irrevocably designates and appoints the Company and each of its duly authorized officers and agents as the Executive’s agent and attorney-in-fact to do all lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protection with the same force and effect as if executed and delivered by the Executive.

(iv) The Executive agrees that any idea, invention, writing, discovery, patent, copyright, trademark or similar item, or improvement shall be presumed to be an Invention if it is conceived, developed, used, sold, exploited or reduced to practice by the Executive or with the Executive’s aid within the one-year period commencing on the date of the termination of the Executive’s employment hereunder and if it relates to any business in which the Company was engaged as of such date. The Executive agrees to disclose such idea, invention, writing, discovery, patent, copyright, trademark or similar item promptly to the Company along with all relevant information and records and the Company will examine the disclosure in confidence to determine if in fact it is an Invention subject to this Agreement. The Executive can rebut the above presumption if the Executive proves that the idea, writing, discovery, patent, copyright or trademark or similar item or improvement is not an Invention covered by this Agreement.

c. Conflicts of Interest. During the Executive’s employment with the Company, the Executive will promptly, fully and frankly disclose to the Company in writing:

(i) the nature and extent of any interest the Executive has or may have, directly or indirectly, in any contract or transaction or proposed contract or transaction of or with the Company, or its partners, subsidiaries or affiliates;

(ii) every office the Executive may hold or acquire, and every property the Executive may possess or acquire, whereby directly or indirectly, by which a duty or interest might be created in conflict with the interests of the Company (or its partners, subsidiaries or affiliates), or the Executive’s duties and obligations under this Agreement; and

(iii) the nature and extent of any conflict referred to in Section 5c(ii) above.

d. Avoidance of Conflicts of Interest. The Executive acknowledges that it is the policy of the Company that all conflicts of interest of the sort described in Section 5c be avoided, and the Executive agrees to comply with all policies and reasonable directives of the Company from time to time regulating, restricting or prohibiting circumstances giving rise to conflicts of interest of the sort described in Section 5c. The Executive agrees that he will not enter into any agreement, arrangement or understanding with any other person or entity that would in any way conflict or interfere with this Agreement or the Executive’s duties or obligations under this Agreement or that would otherwise prevent the Executive from performing the Executive’s obligations hereunder, and the Executive represents and warrants that the Executive has not entered into any such agreement, arrangement or understanding.

e. Documents. The Executive acknowledges that all originals and copies of drawings, blueprints, manuals, reports, notebooks, computer programs, photographs and any other recorded, written or printed matter relating to research, manufacturing operations, or the business affairs of the Company made or received by the Executive during the Executive’s employment are the property of the Company. The rights comprised in the copyright of any of the above documents made by the Executive during the Executive’s employment shall be owned exclusively by the Company. The Executive agrees to promptly surrender such property at the request of the Company and will not retain such property or copies thereof after termination of the Term of the Executive’s employment. The Executive agrees to similarly return all other property of the Company such as equipment, samples and models.

Section 6.	RESTRICTIVE COVENANT

From and after the date of this Agreement and through the one (1) year period after the termination of the Term of the Executive’s employment hereunder, the Executive shall not engage in any “Competitive Business.” As used in this Agreement, a “Competitive Business” shall mean any business or enterprise engaged in the development, manufacture, commercialization, marketing or sale of fixed ratio combination cancer therapies or products or services based on nanoparticle technologies or any other technology, product or service that is directly competitive with the business in which the Company is actively engaged during the Term of the Executive’s employment, including but not limited to any product or service in pre-clinical development or in clinical development, commercialized, marketed or sold by the Company during the Term; provided, however, that the foregoing restriction shall not be construed to prohibit the Executive’s ownership of not more than 1% of any class of securities of any company that is engaged in any of the foregoing businesses, having a class of securities that are publicly owned and regularly traded on any recognized securities exchange or in the over-the-counter market, but only if such ownership represents a passive investment and the Executive does not, in any way, either directly or indirectly, manage or exercise control over any such company, guarantee any of its financial obligations, otherwise take part in its business. The Executive is entering into this covenant not to compete to continue his undertaking under the Prior Agreement and in consideration of the agreements of the Company in this Agreement, including but not limited to the substantial increase in the Executive’s Base Salary and the agreement of the Company to pay increased severance benefits to the Executive upon a termination of the Executive’s employment pursuant to Section 4b and 4c hereof.

Section 7.	NON-SOLICITATION

a. Non-Solicitation of Customers and Other Third Parties. From and after the date of this Agreement and through the one (1) year period after the termination of the Executive’s employment with the Company, the Executive shall not solicit, entice or induce any person, company or other entity with which, at any time during the twelve (12) months immediately preceding the date of the Executive’s termination, the Company has had any contractual or other business relationship, whether as a strategic partner, collaborator, customer or otherwise, into refraining from or reducing its business or relationship with the Company, or to terminate its relationship with the Company, and the Executive shall not approach any such person, company or other entity on behalf of any Competitive Business for any such purpose or authorize or knowingly approve the taking of such actions by any other person or entity.

b. Non-Solicitation of Employees. From and after the date of this Agreement and through the one (1) year period after the termination of the Executive’s employment with the Company, the Executive shall not solicit, entice or induce any person, whom at any time during the twelve (12) months immediately preceding the termination, was or remains an employee of the Company to become employed or engaged by the Executive or any person, firm, company or association in which the Executive has an interest, and the Executive shall not approach any such person for any such purpose or authorize or knowingly approve the taking of such actions by any other person or entity.

Section 8.	REPRESENTATION AND WARRANTY BY THE EXECUTIVE

The Executive hereby represents and warrants to the Company, the same being part of the essence of this Agreement that, as of the date of this Agreement, the Executive is not a party to any agreement, contract or understanding, and that no facts or circumstances exist, that would in any way restrict or prohibit him in any material way from undertaking or performing any of his obligations under this Agreement. The foregoing representation and warranty shall remain in effect throughout the Term of the Executive’s employment hereunder.

Section 9.	REMEDIES

a. Equitable Relief. The Parties acknowledge and agree that irreparable harm would result in the event of a breach or threat of a breach by the Executive of Section 5, 6, 7, 10, 11 or 12 of this Agreement or the making of any untrue representation or warranty by the Executive in this Agreement. Therefore, in any such event, and notwithstanding any other provision of this Agreement:

(i) the Company shall be entitled to a restraining order, order of specific performance, or other injunctive relief, without showing actual damage and without bond or other security; and

(ii) the Company’s obligation to make any payment or provide any benefit under this Agreement or the Release Agreement, including without limitation any severance benefits and insurance reimbursements, shall immediately cease.

b. Remedies Not Exclusive. The Company’s remedies under this Section 9 are not exclusive, and shall not prejudice or prohibit any other rights or remedies under this Agreement or otherwise. To the extent required to be enforceable by applicable law, the cessation of the Company’s obligation to make payments or continue benefits under this Section 9 shall be deemed to be in the nature of liquidated damages.

Section 10.	RETURN OF COMPANY PROPERTY

Immediately upon termination of the Term of the Executive’s employment or upon the Company’s earlier request, the Executive shall return to the Company all Confidential Information and other items described in Section 5 and all originals and copies of any other property or information owned by the Company or relating to its business, that the Executive has in his possession or under his control, including all credit cards, papers, books, equipment, files, supplies and samples.

Section 11.	CONFIDENTIAL AGREEMENT

This Agreement is confidential. The Executive shall keep its provisions confidential and shall not disclose them to anyone, including but not limited to any past, present, or prospective employee of the Company; provided, that this Section 11 shall not prohibit the Executive from discussing this Agreement in confidential communications with his spouse, attorneys, accountants, or other professional advisors, provided that the provisions of Section 5 and Section 9 shall at all times apply to communications with any such persons.

Section 12.	MISCELLANEOUS PROVISIONS

a. Notices. Unless otherwise agreed in writing by a Party entitled to notice, all notices required by this Agreement shall be in writing and shall be deemed given when physically delivered to and acknowledged by receipt by the party, delivered by a national overnight delivery service, or when deposited postage paid, registered or certified mail, addressed to the party at its principal business or residence as set forth in the Company’s records or as known to or reasonably ascertainable by the Party required to give notice.

b. General Rules of Construction. The Parties have participated jointly in negotiating and drafting of this Agreement. If a question concerning intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring a Party by virtue of authorship. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all related rules and regulations unless the context requires otherwise.

c. Meaning of Certain Words. The word “including” shall mean “including without limitation.” Any reference herein to a period of days shall mean calendar days unless otherwise expressly stated.

d. Waivers. No assent, express or implied, by a Party to any breach or default under this Agreement shall constitute a waiver of or assent to any breach or default of any other provision of this Agreement or any breach or default of the same provision on any other occasion.

e. Binding Effect; No Third Party Beneficiaries. This Agreement shall bind and benefit the Parties and their respective heirs, devisees, beneficiaries, grantees, donees, legal representatives, successors, and assigns. Nothing in this Agreement shall be construed to confer any rights or benefits on third party beneficiaries.

f. Assignment. Neither Party may assign this Agreement or any interest herein without the other’s prior written consent; provided that the Company may assign its interest to another entity that it controls, is controlled by, or is under common control with or to a successor in interest upon a Change of Control.

g. Captions. Titles or captions contained in this Agreement are for convenience and are not intended to affect the substantive meaning of any provision.

h. Severability. If any provision of this Agreement is found by a court or other tribunal of competent jurisdiction to be invalid or unenforceable, the attempt shall first be made to read that provision in such a way as to make it valid and enforceable in light of the Parties’ apparent intent as evidenced by this Agreement. If such a reading is impossible, the tribunal having jurisdiction may revise the provision in any reasonable manner, to the extent necessary to make it binding and enforceable. If no such revision is possible, the offending provision shall be deemed stricken from this Agreement, and every other provision shall remain in full force and effect.

i. Survival. The provisions of this Agreement that by their terms are intended to continue beyond the termination of the Executive’s employment, including but not limited to Section 5, 6, 7, 8, 9, 10, 11 and 12 hereof, shall survive such termination of employment and shall continue in effect for the respective periods therein provided or contemplated.

j. Section 409A. It is intended that this Agreement be drafted and administered in compliance with section 409A of the Code, including, but not limited to, any future amendments to Code section 409A, and any other Internal Revenue Service or other governmental rulings or interpretations (together, “Section 409A”) issued pursuant to Section 409A so as not to subject the Executive to payment of interest or any additional tax under Code section 409A. The Parties intend for any payments under this Agreement to either satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly. In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax. In addition, to the extent that any Internal Revenue Service guidance issued under Section 409A would result in the Executive being subject to the payment of interest or any additional tax under Section 409A, the Parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Company and the Executive.

k. Governing Law. This Agreement shall be governed by and construed under the laws of the United States and the State of New Jersey, without effect to any conflicts of law.

l. Board Information. The Executive shall at all times promptly give to the Board (in writing if so requested) all such information as it may reasonably request in connection with matters relating to the Executive’s employment or with the Company or the business of the Company.

m. Effective Date. This Agreement shall be effective immediately on the date duly executed by both Parties.

n. Full Agreement; Modification. This Agreement amends, restates and supersedes the Prior Agreement and all other employment arrangements between the Executive and the Company, except that this Agreement shall not supersede any existing confidentiality, invention assignment, non-solicitation or non-competition agreements between the Executive and the Company, including but not limited to those set forth in the Prior Agreement. This Agreement constitutes the entire agreement of the Parties concerning its subject matter and supersedes all other oral or written understandings, discussions, and agreements, and may be modified only in a writing signed by both Parties. The Parties acknowledge that they have read and fully understand the contents of this Agreement and execute it after having an opportunity to consult with legal counsel.

o. Counterparts; Delivery. This Agreement may be executed by the Parties in separate counterparts and may be delivered by either or both Parties by facsimile or electronic transmission.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have executed this Agreement to be effective as of the date specified above.

CELATOR PHARMACEUTICALS, INC.

/s/ Scott T. Jackson	By:	/s/ Joseph A. Mollica
Scott T. Jackson		Joseph A. Mollica Chairman of the Board

SCHEDULE A

Permitted Activities

Description of Activity	Nature of Work	Hours Per Month	Anticipated Compensation

Board of Trustees	The Leukemia and Lymphoma Society - Eastern Pennsylvania Chapter	Approx. 3	$0.00